Exhibit 10.32

PACIFIC NORTHWEST BANCORP 2003 LONG-TERM STOCK INCENTIVE PLAN

The Pacific Northwest Bancorp Long-Term Stock Incentive Plan (the “Plan”) has been established by Pacific Northwest Bancorp (the “Company”, which term shall include any subsidiaries of Pacific Northwest Bancorp) to secure for the Company and its shareholders the benefits of the incentive inherent in stock ownership in the Company by employees, directors and consultants or other persons who perform services for the Company and who are responsible for its future growth and continued success.  The Plan promotes the success and enhances the value of the Company by linking the personal interests of Participants (as defined below) to those of the Company’s shareholders and by providing Participants with an incentive for outstanding performance.  The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract and retain the services of Participants upon whose judgment, interest and special effort the successful conduct of its operation largely depends.

1.             Incentives

Incentives under the Plan may be granted in any one or a combination of (a) Incentive Stock Options; (b) Nonqualified Stock Options; (c) Stock Appreciation Rights; (d) Restricted Stock Grants and (e) Performance Shares (collectively “Incentives”).  All Incentives shall be subject to the terms and conditions set forth herein and to such other terms and conditions as may be established by the Compensation Committee of the Board of Directors of the Company (the “Committee”).

2.             Participants

All employees, directors and consultants, or other persons who perform services for the Company, who have been determined by the Committee to contribute significantly to the profits or growth of the Company shall be eligible to participate in the Plan if designated by the Committee (the “Participants”).

3.             Administration

The Plan shall be administered by the Committee.  The Committee shall be responsible for the administration of the Plan including, without limitation, determining which Participants receive Incentives, what kind of Incentives are made under the Plan and for what number of shares, and the other terms and conditions of such Incentives.  Determinations by the Committee under the Plan, including, without limitation, determinations of the Participants, the form, amount and timing of Incentives, the terms and provisions of Incentives and the agreements evidencing Incentives, need not be uniform and may be made selectively among Participants who receive, or are eligible to receive, Incentives hereunder, whether or not such Participants are similarly situated.

The Committee shall have the responsibility of construing and interpreting the Plan and of establishing and amending such rules and regulations as it may deem necessary or desirable for the proper administration of the Plan.  Any decision or action taken or to be taken by the Committee, arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations, shall, to the maximum extent permitted by applicable law, be within its absolute discretion (except as otherwise specifically provided herein) and shall be conclusive and binding upon the Company, all Participants and any person claiming under or through any Participant.

The Committee may delegate some or all of its power and authority hereunder to the Chief Executive Officer or other senior member(s) of management as the Committee deems appropriate; provided, however, that the Committee may not delegate its authority with regard to any matter or action affecting an officer subject to Section 16 of the Securities Exchange Act of 1934.

Each person who is or shall have been a member of the Committee, or the Board of Directors, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf.  The foregoing right of indemnification shall be in addition to any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

4.             Shares Available for Incentives

(a)           Shares Subject to Issuance or Transfer.  Subject to adjustment as provided in Section 4(c) hereof, there is hereby reserved for issuance under the Plan 1.4 million shares of Common Stock.  The shares available for granting awards shall be increased by the number of shares as to which options or other benefits granted under the Plan have lapsed, expired, terminated or been canceled.  Shares under this Plan shall be delivered by the Company from its authorized but unissued shares of Common Stock.

(b)           Limit on an Individual’s Incentives.  In any given year, no Participant may receive Incentives under the Plan covering more than 60,000 shares of the Company’s Common Stock (such number of shares shall be adjusted in accordance with Section 4(c)).

(c)           Adjustment of Shares.  In the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering or other similar change in the capital structure of the Company, then (i) the number of shares authorized for issuance under the Plan, and (ii) the number of shares subject to outstanding Incentives and, in the case of Stock Options, the option price, and in the case of stock appreciation rights, the fair market value, will be proportionately adjusted, provided that fractions of a share will be rounded down to the nearest whole share.

5.             Stock Options

The Committee may grant options qualifying as Incentive Stock Options under the Internal Revenue Code of 1986, as amended, or any successor code thereto (the “Code”) and Nonqualified Options (collectively “Stock Options”).  Such Stock Options shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)           Option Price.  The option price per share with respect to each Stock Option shall be determined by the Committee, but shall not be less than 100% of the fair market value of the Common Stock on the date the Stock Option is granted, as determined by the Committee.

(b)           Period of Option.  The period of each Stock Option shall be fixed by the Committee but shall not exceed ten (10) years.

(c)           Payment.  No shares shall be issued until full payment of the option price has been made.  The option prices may be paid in cash or, if the Committee determines, in shares of Common Stock or a combination of cash and shares.  If the Committee approves the use of shares of Common Stock as a payment method, the Committee shall establish such conditions as it deems appropriate for the use of Common Stock to exercise a stock option.  The Committee may establish rules and procedures to permit an optionholder to defer recognition of gain upon the exercise of a stock option.

(d)           Exercise of Option.  The Committee shall determine how and when shares covered by a Stock Option may be purchased.  The Committee may establish waiting periods, the dates on which options become exercisable or “vested” and exercise periods, provided that in no event (including those specified in paragraphs (e), (f) and (g) of this section) shall any Stock Option be exercisable after its specified expiration period.

(e)           Termination of Employment.  Upon the termination of a Stock Option, grantee’s employment (for any reason other than retirement, death or termination for deliberate, willful or gross misconduct), Stock Option privileges shall be limited to the shares which were immediately exercisable at the date of such termination.  The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the termination of a Stock Option grantee’s employment may become exercisable in accordance with a schedule as may be determined by the Committee.  Such Stock Option privileges shall expire unless exercised or surrendered under a Stock Appreciation Right within such period of time after the date of termination of employment as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(f)            Retirement.  Upon retirement of a Stock Option grantee, Stock Option privileges shall apply to those shares immediately exercisable at the date of retirement.  The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the retirement of a Stock Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee.  Stock Option privileges shall expire unless exercised within such period of time as may be established by the Committee, but in no event later than the expiration date of the Stock Option.

(g)           Death.  Upon the death of a Stock Option grantee, Stock Option privileges shall apply to those shares which were immediately exercisable at the time of death.  The Committee, however, in its discretion, may provide that any Stock Options outstanding but not yet exercisable upon the death of a Stock

Option grantee may become exercisable in accordance with a schedule as may be determined by the Committee.  Such privileges shall expire unless exercised by legal representative(s) within a period of time as determined by the Committee, but in no event later than the expiration date of the Stock Option.

(h)           Termination due to Misconduct.  If a Stock Option grantee’s employment is terminated for deliberate, willful or gross misconduct, as determined by the Company, all rights under the Stock Option shall expire upon receipt of the notice of such termination.

(i)            Limits on Incentive Stock Options.  Except as may otherwise be permitted by the Code, the Committee shall not grant to a Participant Incentive Stock Options that, in the aggregate, are first exercisable during any one calendar year to the extent that the aggregate fair market value of the Common Stock, at the time the Incentive Stock Options are granted, exceeds $100,000, or such other amount as the Internal Revenue Service may decide from time to time.

6.             Stock Appreciation Rights

The Committee may, in its discretion, grant a right to receive the appreciation in the fair market value of shares of Common Stock (“Stock Appreciation Right”) either singly or in combination with an underlying Stock Option granted hereunder or under the prior Plans.  Such Stock Appreciation Rights shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)           Time and Period of Grant.  If a Stock Appreciation Right is granted with respect to an underlying Stock Option, it may be granted at the time of the Stock Option grant or at any time thereafter but prior to the expiration of the Stock Option grant.  If a Stock Appreciation Right is granted with respect to an underlying Stock Option, at the time the Stock Appreciation Right is granted the Committee may limit the exercise period for such Stock Appreciation Right, before and after which period no Stock Appreciation Right shall attach to the underlying Stock Option.  In no event shall the exercise period for a Stock Appreciation Right granted with respect to an underlying Stock Option exceed the exercise period for such Stock Option.  If a Stock Appreciation Right is granted without an underlying Stock Option, the period for exercise of the Stock Appreciation Right shall be set by the Committee.

(b)           Value of Stock Appreciation Right.  If a Stock Appreciation Right is granted with respect to an underlying Stock Option, the grantee will be entitled to surrender the Stock Option which is then exercisable and receive in exchange therefore an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender is received by the Company over the Stock Option price multiplied by the number of shares covered by the Stock Option which is surrendered.  If a Stock Appreciation Right is granted without an underlying Stock Option, the grantee will receive upon exercise of the Stock Appreciation Right an amount equal to the excess of the fair market value of the Common Stock on the date the election to surrender such Stock Appreciation Right is received by the Company over the fair market value of the Common Stock on the date of grant multiplied by the number of shares covered by the grant of the Stock Appreciation Right.

(c)           Payment of Stock Appreciation Right.  Payment of a Stock Appreciation Right shall be in the form of shares of Common Stock, cash or any combination of shares and cash.  The form of payment upon exercise of such a right shall be determined by the Committee either at the time of grant of the Stock Appreciation Right or at the time of exercise of the Stock Appreciation Right.

7.             Performance Share Awards

The Committee may grant awards under which payment may be made in shares of Common Stock, cash or any combination of shares and cash if the performance of the Company or the Participants selected by the Committee during the Award Period (as defined below) meets certain goals established by the Committee (“Performance Share Awards”).  Such Performance Share Awards shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe:

(a)           Award Period and Performance Goals.  The Committee shall determine and include in a Performance Share Award grant the period of time for which a Performance Share Award is made (“Award Period”).  The Committee shall also establish performance objectives and/or individual goals (“Performance Goals”) to be met during the Award Period as a condition to payment of the Performance Share Award.  The Performance Goals may include earnings per share, return on stockholders’ equity, return on assets, net income or any other financial or other measurement established by the Committee.  The Performance Goals may include minimum and optimum objectives or a single set of objectives.

(b)           Payment of Performance Share Awards.  The Committee shall establish the method of calculating the amount of payment to be made under a Performance Share Award if the Performance Goals are met, including the fixing of a maximum payment.  The Performance Share Award shall be expressed in terms of shares of Common Stock and referred to as “Performance Shares.” After the completion of an Award Period, the performance of the Company and/or the Participants shall be measured against the Performance Goals, and the Committee shall determine whether all, none or any portion of a Performance Share Award shall be paid.  The Committee, in its discretion, may elect to make payment in shares of Common Stock, cash or a combination of shares and cash.  Any cash payment shall be based on the fair market value of Performance Shares on, or as soon as practicable prior to, the date of payment.

(c)           Revision of Performance Goals.  At any time prior to the end of an Award Period, the Committee may revise the Performance Goals and the computation of payment if unforeseen events occur which have a substantial effect on the performance of the Company and/or the Participants which, in the judgment of the Committee, make the application of the Performance Goals unfair unless a revision is made.

(d)           Requirement of Employment.  A grantee of a Performance Share Award must remain in the employ of the Company, or continue to provide services to the Company until the completion of the Award Period in order to be entitled to payment under the Performance Share Award; provided that the Committee may, in its discretion, provide for a full or partial payment where such an exception is deemed equitable.

(e)           Dividends.  The Committee may, in its discretion, at the time of the granting of a Performance Share Award, provide that any dividends declared on the Common Stock during the Award Period, and which would have been paid with respect to Performance Shares had they been owned by a grantee, be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and used to increase the number of Performance Shares of the grantee.

(f)            Limit on Performance Share Awards.  Incentives granted as Performance Share Awards under this section and Restricted Stock Grants under Section 8 shall not exceed, in the aggregate, 15% of the shares of Common Stock reserved for issuance under the Plan (such number of shares shall be adjusted in accordance with Section 4(c)).

8.             Restricted Stock Grants

The Committee may award shares of Common Stock to a grantee, which shares shall be subject to the following terms and conditions and such other terms and conditions as the Committee may prescribe (“Restricted Stock Grant”):

(a)           Requirement of Employment.  A grantee of a Restricted Stock Grant must remain in the employ of the Company during a period designated by the Committee (“Restriction Period”) in order to retain the shares under the Restricted Stock Grant.  If the grantee leaves the employ of the Company prior to the end of the Restriction Period, the Restricted Stock Grant shall terminate and the shares of Common Stock shall be returned immediately to the Company provided that the Committee may, at the time of the grant, provide for the employment restriction to lapse with respect to a portion or portions of the Restricted Stock Grant at different times during the Restriction Period.  The Committee may, in its discretion, also provide for such complete or partial exceptions to the employment restriction as it deems equitable.

(b)           Restrictions on Transfer and Legend on Stock Certificates.  During the Restriction Period, the grantee may not sell, assign, transfer, pledge or otherwise dispose of the shares of Common Stock.  Each certificate for shares of Common Stock issued hereunder shall contain a legend giving appropriate notice of the restrictions in the grant.

(c)           Escrow Agreement.  The Committee may require the grantee to enter into an escrow agreement providing that the certificates representing the Restricted Stock Grant will remain in the physical custody of an escrow holder until any restrictions are removed or expire.

(d)           Lapse of Restrictions.  All restrictions imposed under the Restricted Stock Grant shall lapse upon the expiration of the Restriction Period if the conditions as to employment set forth above have been met.  The grantee shall then be entitled to have the legend removed from the certificates.

(e)           Dividends.  The Committee may, in its discretion, at the time of the Restricted Stock Grant, provide that any dividends declared on the Common Stock during the Restriction Period shall either be (i) paid to the grantee, or (ii) accumulated for the benefit of the grantee and paid to the grantee only after the expiration of the Restriction Period.

(f)            Limit on Restricted Stock Grant.  Incentives granted as Restricted Stock Grants under this section and Performance Share Awards under Section 7 shall not exceed, in the aggregate, 15% of the shares of Common Stock reserved for issuance under the Plan (such number of shares shall be adjusted in accordance with Section 4(c)).

9.             Transferability

Each Incentive Stock Option granted under the Plan shall not be transferable other than by will or the laws of descent and distribution; each other Incentive granted under the Plan will not be transferable or assignable by the recipients and may not be made subject to execution, attachment or similar procedures, other than by will or the laws of descent and distribution or as determined by the Committee in accordance with regulations promulgated under the Securities Exchange Act of 1934, or any other applicable law or regulation.

10.           Discontinuance or Amendment of the Plan

The Board of Directors may discontinue the Plan at any time and may from time to time amend or revise the terms of the Plan as permitted by applicable statutes, except that it may not revoke or alter, in a manner unfavorable to the grantees of any Incentives hereunder, any Incentives then outstanding, nor may the Board amend the Plan without stockholder approval where the absence of such approval would cause the Plan to fail to comply with Rule 16b-3 under the Securities Exchange Act of 1934, or any other requirement of applicable law or regulation.  Unless approved by the Company’s stockholders, no adjustments or reduction of the exercise price of any outstanding Incentives shall be made by cancellation of outstanding Incentives and the subsequent regranting of Incentives at a lower price to the same individual.  No Incentive shall be granted under the Plan after January 27, 2013, but Incentives granted under the Plan may extend beyond that date.

11.           No Right of Employment or Participation

The Plan and the Incentives granted hereunder shall not confer upon any Participant the right to continued employment or otherwise to continue to provide services to the Company, or affect in any way the right of the Company to terminate the employment of a Participant at any time and for any reason.  No individual shall have a right to be granted an Incentive, or having been granted an Incentive, to receive any future Incentives.

12.           No Limitation on Compensation

Nothing in the Plan shall be construed to limit the right of the Company to establish other plans or to pay compensation in cash or property in a manner which is not expressly authorized under the Plan.

13.           No Impact on Benefits

Except as may otherwise be specifically stated under any employee benefit plan, policy or program, no amount payable in respect of any Incentive shall be treated as compensation for purposes of calculating an employee’s right under any such plan, policy or program.

14.           No Constraint on Corporate Action

Nothing in the Plan shall be construed (i) to limit, impair or otherwise affect the Company’s right or power to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or consolidate, or dissolve, liquidate, sell or transfer all or any part of its business or assets, or (ii) except as provided in Section 10, to limit the right or power of the Company or any subsidiary to take any action which such entity deems to be necessary or appropriate.

15.           Withholding Taxes

The Company shall be entitled to deduct from any payment under the Plan, regardless of the form of such payment, the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to it such tax prior to and as a condition of the making of such payment.  In accordance with any applicable administrative guidelines it establishes, the Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Incentive by withholding from any payment of Common Stock due as a result of such Incentive, or by permitting the Participant to deliver to the Company shares of Common Stock having a fair market value, as determined by the Committee, equal to the amount of such required withholding taxes.

16.           Governing Law

The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Washington.  Venue for any legal proceeding arising under this Plan shall lie in Seattle, Washington.

17.           Effective Date

The Effective Date of the Plan shall be January 28, 2003, subject to approval of the Plan by the Company’s shareholders within the twelve (12) month period immediately thereafter.